Exhibit 99.1

Victory Capital Reports November 2020 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--December 10, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $142.5 billion on November 30, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	November 30, 2020	October 31, 2020
Fixed Income	$36,324	$35,634
Solutions	32,695	29,922
U.S. Mid Cap Equity	25,106	22,373
U.S. Small Cap Equity	17,341	14,978
U.S. Large Cap Equity	14,070	12,737
Global / Non-U.S. Equity	13,199	11,641
Other	240	211
Total Long-Term Assets	$138,976	$127,496
Money Market / Short Term Assets	3,571	3,627
Total Assets Under Management	$142,548	$131,123

By Vehicle
Mutual Funds[2]	$109,545	$101,534
Separate Accounts and Other Vehicles[3]	29,185	26,146
ETFs	3,818	3,443
Total Assets Under Management	$142,548	$131,123

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $142.5 billion in assets under management as of November 30, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com